     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 2001
                                                      REGISTRATION NO. 333-45460
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 2

                                       ON

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                             ---------------------

                        INTERMUNE PHARMACEUTICALS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                   94-3296648
   (State of Incorporation)        (I.R.S. Employer
                                 Identification No.)

                         1710 GILBRETH ROAD, SUITE 301
                              BURLINGAME, CA 94010
                                 (650) 409-2020

         (Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

                            W. SCOTT HARKONEN, M.D.
                     CHIEF EXECUTIVE OFFICER AND PRESIDENT
                         1710 GILBRETH ROAD, SUITE 301
                              BURLINGAME, CA 94010
                                 (650) 409-2020

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

                             LAURA A. BEREZIN, ESQ.
                               Cooley Godward LLP
                             Five Palo Alto Square
                              3000 El Camino Real
                            Palo Alto, CA 94306-2155
                                 (650) 843-5000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

    As of September 21, 2000, selling stockholders were selling 2,000,000 shares of our common stock. We sold the shares to the selling stockholders on August 18, 2000, in a private placement. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by selling stockholders. From September 21, 2000 through March 1, 2001, selling stockholders have sold an aggregate of 442,140 shares under this prospectus. We provide more information on the selling stockholders and the 1,557,860 remaining shares for sale under this prospectus in the section titled "Selling Stockholders" on page 14.

    Our common stock is traded on the Nasdaq National Market under the symbol "ITMN." On March 28, 2001, the last reported sales price for our common stock was $18.56 per share.

    The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in the section titled "Plan of Distribution" on page 16.

    Investing In Our Common Stock Involves A High Degree of Risk.

    SEE "RISK FACTORS" BEGINNING ON PAGE 4 TO READ ABOUT RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is March 29, 2001.

                               TABLE OF CONTENTS

Prospectus Summary..........................................      1
Risk Factors................................................      4
Special Note Regarding Forward-Looking Statements...........     13
Use of Proceeds.............................................     13
Selling Stockholders........................................     14
Plan of Distribution........................................     16
Legal Matters...............................................     17
Experts.....................................................     18
Where You Can Find More Information.........................     18
Incorporation by Reference..................................     19

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS."

OUR BUSINESS

    InterMune develops and commercializes innovative products for the treatment of serious pulmonary and infectious diseases and cancer. We have two marketed products, growing product revenues, and advanced-stage clinical programs which target a maximum market opportunity of approximately $4.5 billion. In the United States, we market our lead product, ACTIMMUNE-REGISTERED TRADEMARK-, for the treatment of chronic granulomatous disease, a life-threatening congenital disorder of the immune system, and severe, malignant osteopetrosis, a life threatening congenital disorder causing an overgrowth of bony structures. Worldwide, we market Amphotec-Registered Trademark- for the treatment of invasive aspergillosis, a life-threatening systemic fungal infection.

    We have mid- or advanced-stage trials underway for ACTIMMUNE and Amphotec in a range of new disease indications, including:

    - idiopathic pulmonary fibrosis, a life-threatening lung condition;

    - infections caused by a type of bacteria known as mycobacteria (mycobacterial infections), such as tuberculosis and atypical mycobacterial infections;

    - infections caused by various fungi that attack patients with weakened immune systems (systemic fungal infections), such as cryptococcal meningitis and invasive aspergillosis;

    - ovarian cancer, as well as other types of cancer, a life-threatening disease caused by uncontrolled growth of cells; and

    - cystic fibrosis, a congenital disorder that leads to chronic pulmonary infections in children.

    We believe the most significant near-term use of ACTIMMUNE is for the treatment of idiopathic pulmonary fibrosis, which afflicts approximately 50,000 persons in the United States. We are conducting a clinical trial by which we intend to provide sufficient data for approval, known as a Phase III pivotal clinical trial, to test the efficacy of ACTIMMUNE for the treatment of this condition. We have also commenced enrollment in a Phase III pivotal clinical trial of ACTIMMUNE for the treatment of multidrug-resistant tuberculosis.

    We are currently conducting a clinical trial to determine dosing and efficacy, known as a Phase II clinical trial, of ACTIMMUNE in combination with amphotericin B for the treatment of cryptococcal meningitis, a life-threatening systemic fungal infection. We are currently in the planning stages for a clinical trial of ACTIMMUNE in combination with Amphotec for the treatment of invasive aspergillosis, a life-threatening systemic fungal infection. The active ingredient in Amphotec is amphotericin B. We are also conducting Phase II clinical trials of ACTIMMUNE for the treatment of atypical mycobacterial infections and cystic fibrosis. We are also currently in the planning stages for a Phase III pivotal clinical trial of ACTIMMUNE for the treatment of ovarian cancer.

    Interferon gamma-1b, the active ingredient in ACTIMMUNE, is a human protein which plays a key role in preventing the formation of excessive scar, or fibrotic, tissue and is a potent stimulator of the immune system. The results of a clinical trial published in October 1999 in THE NEW ENGLAND JOURNAL OF MEDICINE showed statistically significant evidence that interferon gamma-1b can halt and reverse the progression of idiopathic pulmonary fibrosis. In addition, both animal studies, known as preclinical studies, and clinical trials have demonstrated the therapeutic potential of interferon gamma-1b against a broad range of infectious diseases, notably mycobacterial and systemic fungal infections. A study published in May 1997 in THE LANCET showed that ACTIMMUNE was effective in the treatment of multidrug-resistant tuberculosis, a type of mycobacterial infection.

    Idiopathic pulmonary fibrosis ($2.5 billion), mycobacterial infections ($500 million), systemic fungal diseases ($500 million), cystic fibrosis
($500 million) and ovarian cancer ($500 million) are serious and difficult to treat diseases that we believe represent a combined maximum market opportunity for ACTIMMUNE of approximately $4.5 billion annually in the United States.

    On March 26, 2001, we announced the formation of an international strategic partnership with Boehringer Ingelheim International GmbH, to develop and commercialize interferon gamma-1b under Boehringer Ingelheim's trade name, Imukin-Registered Trademark-, in all countries outside of the United States, Canada and Japan. Indications to be developed include idiopathic pulmonary fibrosis (IPF), tuberculosis, systemic fungal infections, chronic granulomatous disease (CGD) and osteopetrosis, as well as additional indications to be agreed upon later. Under the agreement, we will fund and manage clinical and regulatory development of interferon gamma-1b for all disease indications. The two companies will share in the profits from commercializing interferon gamma-1b through a specified royalty schedule.

    In January 2001, we acquired our second FDA-approved product, Amphotec, from ALZA Corporation. Amphotec is a lipid-complexed form of amphotericin B and is approved for invasive aspergillosis, a life-threatening systemic fungal infection. Amphotec is marketed in over 20 countries. InterMune has global rights to Amphotec and plans to relaunch the product in 2001.

    In addition to our late stage product development efforts with ACTIMMUNE and Amphotec, we have in preclinical development a monoclonal antibody for infections caused by pseudomonas aeruginosa and a small molecule for infections caused by staphylococcus aureus.

ACTIMMUNE

    The active ingredient in ACTIMMUNE is interferon gamma-1b. Interferons are comprised of two families of related proteins that are secreted by a variety of cells in the body. Interferon alpha and interferon beta, which are included in one family, have been approved and are currently marketed for the treatment of diseases such as hepatitis B infection and multiple sclerosis. However, interferon alpha and interferon beta are associated with serious adverse side effects that may result in discontinuation of therapy. Interferon gamma, which is included in a separate family of interferons, is biologically distinct from interferon alpha and interferon beta. Interferon gamma has a superior safety profile as compared to interferon alpha and interferon beta because it results in fewer and less severe adverse side effects.

    ACTIMMUNE performs two important activities in the human body. First, ACTIMMUNE regulates the activity of the body's scar-forming cells, called fibroblasts. ACTIMMUNE directly blocks the multiplication of fibroblasts and also inhibits the production and action of TGF-beta, a potent scar-inducing molecule. The result of these actions is the prevention of excessive scarring, which is known as anti-fibrotic activity. The anti-fibrotic activity of ACTIMMUNE has been demonstrated in both preclinical studies and in clinical trials. We are pursuing a Phase III pivotal clinical trial using ACTIMMUNE for the treatment of idiopathic pulmonary fibrosis because prior clinical trials have demonstrated its anti-fibrotic activity.

    ACTIMMUNE's second important activity in the body is to activate the immune system by stimulating a class of immune cells known as macrophages. This action results in increased killing and removal of infectious organisms, such as bacteria and fungi. We believe that interferon gamma-1b may have the broadest range of therapeutic activity in bacterial and fungal diseases of any protein yet identified. This activity enhances the body's ability to fight infection and is the reason we are developing ACTIMMUNE for use in the treatment of infectious diseases.

AMPHOTEC

    Amphotec is an FDA-approved lipid-complexed form of amphotericin B indicated for the treatment of invasive aspergillosis, a life-threatening systemic fungal infection. Amphotec is sold outside of the United States under the trade name Amphocil-Registered Trademark- in more than 20 countries. The product was originally developed by SEQUUS Pharmaceuticals, Inc., which was acquired by Alza Corporation in 1999. In January 2001, InterMune acquired worldwide rights to Amphotec from Alza. The product has not been aggressively marketed to physicians for at least two years. InterMune is preparing to relaunch Amphotec in 2001 and is in the planning stages of a clinical trial for Amphotec in combination with ACTIMMUNE for invasive aspergillosis.

BACKGROUND

    Our principal executive offices are located at 1710 Gilbreth Road, Suite 301, Burlingame, CA 94010. Our telephone number is (650) 409-2020. Our websites are http://www.intermune.com and http:// www.actimmune.com. We do not intend for the information found on our website to be incorporated into or be a part of this prospectus.

                                  THE OFFERING

Common stock offered by us......................                                        0 shares
Common stock offered by the selling
  stockholders..................................      2,000,000 shares (as of September 21, 2000)
Common stock to be outstanding after this
  offering......................................                               23,909,654 shares
Use of proceeds.................................  We will not receive any proceeds from the sale of common stock by the selling stockholders.
Nasdaq National Market symbol...................                                            ITMN

------------------------

    The foregoing information on outstanding common stock is based upon shares outstanding as of March 1, 2001, and does not include 1,626,953 shares that are issuable upon the exercise of outstanding options granted as of March 1, 2001.

    InterMune-TM- is a trademark of InterMune Pharmaceuticals, Inc.

    Amphotec-Registered Trademark- is a trademark of InterMune Pharmaceuticals, Inc.

    ACTIMMUNE-TM- is a trademark licensed by us from Genentech, Inc.

                                  RISK FACTORS

    Stockholders and potential investors in shares of our stock should carefully consider the following risk factors, in addition to other information and risk factors in this report. We are identifying these risk factors as important factors that could cause our actual results to differ materially from those contained in any written or oral forward-looking statements made by or on behalf of InterMune. We are relying upon the safe-harbor for forward-looking statements, and any such statements made by or on behalf of InterMune are qualified by reference to the following cautionary statements, as well as to those set forth elsewhere in this report.

RISKS RELATED TO OUR BUSINESS

WE ARE AN EARLY STAGE COMPANY AND MAY NOT SUCCEED IN OUR DEVELOPMENT EFFORTS.

    We commenced operations in 1998 and are at an early stage of development. We have incurred significant losses to date, and our revenues have been limited primarily to sales of ACTIMMUNE for chronic granulomatous disease. Although we are developing ACTIMMUNE for the treatment of idiopathic pulmonary fibrosis, multidrug-resistant tuberculosis, cryptococcal meningitis and cystic fibrosis, ACTIMMUNE will not be marketed for any of these diseases before 2003, if at all. Although Amphotec/Amphocil is an approved product, we do not believe that it will provide significant revenue to us before 2003, if at all.

IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO SUCCESSFULLY EXECUTE OUR BUSINESS PLAN.

    We believe that existing cash, investment securities and cash flow from sales of ACTIMMUNE will be sufficient to meet our capital requirements under our current business plan through at least the end of 2003. However, our business plan could change. We also expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. We may need to spend more money than currently expected because we may need to change our product development plans or product offerings to address difficulties with clinical studies or preparing for commercial sales for new diseases. We have no committed sources of capital and do not know whether additional financing will be available when needed, or, if available, that the terms will be favorable to our stockholders or us. If additional funds are not available, we may be forced to delay or terminate clinical trials, curtail operations or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to execute our business plan.

IF WE CONTINUE TO INCUR NET LOSSES FOR A PERIOD LONGER THAN WE ANTICIPATE, WE MAY BE UNABLE TO CONTINUE OUR BUSINESS.

    We have lost money since we commenced operations in August 1998, and our accumulated deficit was approximately $36.7 million at December 31, 2000. We expect to incur substantial additional net losses for at least the next three to five years. The extent of our future net losses and the timing of our profitability are highly uncertain, and we may never achieve profitable operations. We are planning to expand the number of diseases for which ACTIMMUNE and Amphotec may be marketed, and this expansion will require significant expenditures. To date, we have generated revenues primarily through the sale of ACTIMMUNE for chronic granulomatous disease. After consideration of the direct costs of marketing ACTIMMUNE for chronic granulomatous disease and severe, malignant osteopetrosis, and royalties we must pay to Genentech on sales of ACTIMMUNE, we do not currently generate any significant operating profits on those sales. Even if we succeed in developing ACTIMMUNE and Amphotec for additional diseases, we expect to incur net losses for at least the next three to five years and expect that these net losses will increase as we expand our research and development activities. If the time required to achieve profitability is longer than we anticipate, we may not be able to continue our business.

IF OUR CLINICAL TRIALS FAIL TO DEMONSTRATE THAT ACTIMMUNE IS SAFE AND EFFECTIVE FOR THE TREATMENT OF ADDITIONAL DISEASES, THE FDA AND FOREIGN REGULATORY AUTHORITIES WILL NOT PERMIT US TO MARKET ACTIMMUNE FOR THOSE DISEASES.

    In order to obtain the regulatory approvals we need for the additional diseases we have targeted, we must conduct clinical trials to establish that ACTIMMUNE is safe and effective for treating them. Clinical trials are an expensive and lengthy process and the results are inherently unpredictable. ACTIMMUNE may not be successful in clinical trials intended to confirm and expand upon those trials. In addition, the commencement or completion of our clinical trials may be delayed or halted for various reasons, including that:

    - ACTIMMUNE is not effective, or physicians think that ACTIMMUNE is not effective, for a particular disease;

    - a country's regulatory authority does not approve our clinical trial protocol;

    - patients experience severe adverse side effects during or following treatment;

    - patients die during a clinical trial because their disease is too advanced or because they experience medical problems that are not related to ACTIMMUNE;

    - a sufficient quantity of patients do not enroll in the clinical trials at the rate we expect; and

    - the supply of ACTIMMUNE is not sufficient to treat the patients in some or all of the proposed clinical trials.

    In addition, the FDA and foreign regulatory authorities have substantial discretion in the approval process.The FDA may deny a BLA or BLA supplement if the applicable regulatory criteria are not satisfied, or it may require additional clinical data and/or a second Phase III pivotal clinical trial. For example, the FDA may require us to complete a second Phase III pivotal trial before granting us a BLA for idiopathic pulmonary fibrosis or multidrug-resistant tuberculosis. The FDA and foreign regulatory authorities may also impose ongoing requirements for post-marketing studies.

IF THE FDA WITHDRAWS ITS APPROVAL FOR OUR PRODUCTS FOR ANY DISEASE FOR WHICH THEY HAVE BEEN APPROVED, WE COULD NO LONGER MARKET OUR PRODUCTS FOR THAT DISEASE, AND OUR REVENUES WOULD SUFFER.

    The manufacturing, distribution, advertising and marketing of pharmaceuticals are subject to extensive regulation. Any new disease approval that we receive could include significant restrictions on the use or marketing of our products. Later discovery of previously unknown problems with either of our products or their manufacturing process or facility may result in further restrictions, including withdrawal of the product from the market. Our existing approvals for chronic granulomatous disease, severe, malignant osteopetrosis, invasive aspergillosis and any new approval for any other disease that we have targeted, if granted, could be withdrawn for failure to comply with regulatory requirements. In addition, governmental authorities could seize our inventory of ACTIMMUNE or Amphotec/Amphocil or force us to recall any product already in the market if we fail to comply with strictly enforced FDA or other governmental regulations.

WE COULD LOSE OUR RIGHT TO MARKET AND DEVELOP ACTIMMUNE IF OUR LICENSE AGREEMENT WITH GENENTECH TERMINATES.

    We license ACTIMMUNE from Genentech. If Genentech terminates its agreement with us, we will have no further rights to utilize the patents or trade secrets covered by the agreement to develop and market ACTIMMUNE. This license also has the following risks:

    - if we breach our agreement with Genentech, Genentech could terminate the license, and we could lose our rights to develop and market ACTIMMUNE; and

    - if Genentech fails to maintain the intellectual property licensed to us, we may lose our rights to develop and market ACTIMMUNE and may be forced to incur substantial additional costs to maintain the intellectual property or to force Genentech to do so.

DISCOVERIES OR DEVELOPMENTS OF NEW TECHNOLOGIES BY ESTABLISHED DRUG COMPANIES OR OTHERS MAY MAKE ACTIMMUNE OR AMPHOTEC OBSOLETE.

    Our commercial opportunities will be reduced or eliminated if our competitors develop and market products that are more effective, have fewer or less severe adverse side effects or are less expensive than ACTIMMUNE or Amphotec for any disease that they target. With respect to our drug discovery programs in pseudomonas aeruginosa and staphylococcus aureus, other companies have product candidates or research programs that are further advanced in development than any of our potential products and may result in effective, commercially successful products. Even if we are successful in developing effective drugs, our products may not compete effectively with these products or other successful products. Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Our competitors may succeed in developing and marketing products either that are more effective than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed.

    Our competitors include fully integrated pharmaceutical companies and biotechnology companies that currently have drug and target discovery efforts, as well as universities and public and private research institutions. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than we do.

EVEN IF REGULATORY AUTHORITIES APPROVE ACTIMMUNE FOR THE TREATMENT OF THE DISEASES WE ARE TARGETING, ACTIMMUNE MAY NOT BE COMMERCIALLY SUCCESSFUL.

    ACTIMMUNE is an expensive drug, and we anticipate that the annual cost for treatment under each of the diseases for which we are seeking approval will be significant. Market acceptance of and demand for ACTIMMUNE will depend largely on the following factors:

    - acceptance by physicians and patients of ACTIMMUNE as a safe and effective therapy for a particular disease;

    - pricing of alternative products, for example, many of the existing treatments for mycobacterial infections cost less than ACTIMMUNE;

    - relative convenience and ease of administration of ACTIMMUNE; and

    - prevalence and severity of adverse side effects associated with ACTIMMUNE.

IF THIRD-PARTY PAYORS WILL NOT PROVIDE COVERAGE OR REIMBURSE PATIENTS FOR ACTIMMUNE, OUR REVENUES AND PROFITABILITY WILL SUFFER.

    Our ability to commercialize ACTIMMUNE in additional diseases may depend in part on the extent to which coverage and reimbursement for ACTIMMUNE will be available from:

    - governmental payors, such as Medicare and Medicaid;

    - private health insurers, including managed care organizations; and

    - other third-party payors.

    Significant uncertainty exists as to the coverage and reimbursement status of pharmaceutical products. If governmental and other third-party payors do not provide adequate coverage and reimbursement levels for ACTIMMUNE, the market acceptance of ACTIMMUNE will be reduced, and our sales will suffer.

THE PRICING AND PROFITABILITY OF OUR PRODUCTS MAY BE SUBJECT TO CONTROL BY THE GOVERNMENT AND OTHER THIRD-PARTY PAYORS.

    The continuing efforts of governmental and other third-party payors to contain or reduce the cost of health care through various means may adversely affect our ability to successfully commercialize products. For example, in some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to governmental control. In the United States, we expect that there will continue to be federal and state proposals to implement similar governmental control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that we would receive for ACTIMMUNE, Amphotec/Amphocil or any other products in the future, which would reduce our revenues and profitability.

ALTHOUGH WE PLAN TO RELAUNCH AMPHOTEC, THE PRODUCT MAY NOT BE COMMERCIALLY SUCCESSFUL.

    We plan to relaunch Amphotec during 2001. However, market acceptance of and demand for Amphotec will depend largely on the following factors:

    - Acceptance by physicians of Amphotec as a safe and effective therapy for invasive aspergillosis;

    - Pricing of alternative products; and

    - Prevalence and severity of side effects associated with Amphotec.

IF PRODUCT LIABILITY LAWSUITS ARE BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL LIABILITIES.

    The testing, marketing, and sale of medical products entail an inherent risk of product liability. If losses exceed our liability insurance coverage, we may incur substantial liabilities. Whether or not we were ultimately successful in product liability litigation, such litigation would consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. We may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses.

IF WE ARE UNABLE TO CONTRACT WITH THIRD PARTIES TO MANUFACTURE ACTIMMUNE OR AMPHOTEC IN SUFFICIENT QUANTITIES, ON A TIMELY BASIS OR AT AN ACCEPTABLE COST, WE MAY BE UNABLE TO MEET DEMAND FOR ACTIMMUNE OR AMPHOTEC AND MAY LOSE POTENTIAL REVENUES.

    ACTIMMUNE

    We do not have the resources, facilities or experience to manufacture ACTIMMUNE ourselves. Completion of our clinical trials and commercialization of ACTIMMUNE for new diseases requires access to, or development of, facilities to manufacture a sufficient supply of ACTIMMUNE. The FDA must approve manufacturing facilities for ACTIMMUNE. We depend on third parties with FDA-approved manufacturing facilities for the manufacture of ACTIMMUNE for pre-clinical, clinical, and commercial purposes. We presently rely on Genentech for the manufacture of commercially marketed ACTIMMUNE and on Boehringer Ingelheim Austria GmbH for the supply of ACTIMMUNE for clinical trials.

    Our supply agreement with Genentech expires in May 2001. Genentech has an option to extend the term of this agreement, and we are negotiating such an extension with Genentech to obtain additional commercial supply through a later date, if neccessary. We expect that the supply of commercial product that we will be receiving from Genentech will meet our needs for commercial supply through March 2002. Boehringer Ingelheim is also pursuing qualification by the FDA to manufacture ACTIMMUNE for our commercial supply to enable Boehringer Ingelheim to succeed Genentech as our commercial supplier of ACTIMMUNE. We believe that the transition from Genentech to Boehringer Ingelheim will not cause any delays in supply of commercial product. We expect that the FDA will approve Boehringer Ingelheim as a manufacturer of commercially marketed ACTIMMUNE by the fourth quarter of 2001. However, there can be no assurance if or when the FDA will approve Boehringer Ingelheim as a manufacturer of commercially marketed ACTIMMUNE or that Boehringer Ingelheim will be able to supply us with sufficient quantities of commercial ACTIMMUNE by April 2002. If we do not receive sufficient quantities of commercial ACTIMMUNE from Boehringer Ingelheim and are unable to extend the term of our Genentech supply agreement, we will experience a shortage of commercial supply, which would have a material and adverse effect on our revenues, business and financial prospects.

    Our manufacturing strategy also presents the following risks:

    - Before we can obtain approval for a new disease for ACTIMMUNE, we must demonstrate to the FDA's satisfaction that the drug used in the clinical trials is substantially equivalent to the commercial drug manufactured by Genentech.

    - Delays in increasing existing manufacturing capacity to meet our needs for multiple clinical trials could delay clinical trials, regulatory submissions, and commercialization of ACTIMMUNE.

    - Our manufacturers of ACTIMMUNE are subject to ongoing periodic inspection by the FDA and corresponding state agencies for compliance with strictly enforced good manufacturing practices regulations and similar foreign standards, and we do not have control over our third-party manufacturers' compliance with these regulations and standards.

    - If we need to contract with other manufacturers, the FDA and foreign regulatory authorities must approve these manufacturers prior to our use of their products. This would require new testing and compliance inspections. The new manufacturers would need to become educated in, or themselves develop, substantially equivalent processes necessary for the production of ACTIMMUNE.

    - If market demand for ACTIMMUNE increases suddenly, our current manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand.

    - If market demand for ACTIMMUNE is less than our purchase obligations to our manufacturers, we may incur substantial penalties.

    - Our supply arrangements with our manufacturers may be seriously interrupted.

    - We may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for ACTIMMUNE.

    Any of these factors could delay clinical trials or commercialization of ACTIMMUNE for new diseases, interfere with current sales, entail higher costs and result in our being unable to effectively sell ACTIMMUNE.

    AMPHOTEC

    We do not have the resources, facilities or experience to manufacture Amphotec ourselves. We must depend on third parties with FDA-approved manufacturing facilities for the manufacture of Amphotec for pre-clinical, clinical and commercial purposes. We presently have an agreement with Ben Venue Laboratories, Inc. for the manufacture of Amphotec for all purposes. This agreement expires in December 2001. We are negotiating with Ben Venue to renew the agreement. If we are unable to renew the agreement with Ben Venue, or enter into a supply agreement with another manufacturer, on commercially reasonable terms, if at all, we will experience a shortage of supply or decreased profits, either of which would have a material and adverse effect on our revenues, business and financial prospects.

BECAUSE IT IS DIFFICULT AND COSTLY TO PROTECT OUR PROPRIETARY RIGHTS, WE MAY NOT BE ABLE TO PROTECT THEM.

    Our commercial success will depend in part on obtaining and maintaining patent protection on our products and successfully defending these patents against third party challenges. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the breadth of claims that may be allowed in other companies' patents. In addition, we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties or if we initiate these suits.

    Others may have filed and in the future may file patent applications covering interferon gamma-1b and its uses and other products in our development program. For example, we are aware that the principal investigator of Phase I/II and Phase II clinical trials of interferon gamma-lb for the treatment of idiopathic pulmonary fibrosis has filed a patent application in several European countries claiming the use of interferon gamma-lb for this disease. We cannot be certain that the investigator or any other third party has not filed and will not obtain a U.S. patent claiming the use of interferon gamma-lb for the treatment of idiopathic pulmonary fibrosis or any of the other diseases for which we are developing ACTIMMUNE. If a third party were issued a patent that blocked our ability to commercialize ACTIMMUNE for any of the diseases we are targeting, a legal action could result.

    Any legal action against our collaborators or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to manufacture or market the affected products and processes. We cannot predict whether we or our collaborators would prevail in any of these actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in our industry regarding patent and other intellectual property rights.

    In addition, we generally do not control the patent prosecution of technology that we license from others. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we would exercise over technology that we own.

    We rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators and consultants to enter into confidentiality agreements, which generally provide that proprietary information developed or inventions conceived during the relationship shall be our exclusive property, we may not be able to adequately protect our trade secrets or other proprietary information.

    Our research collaborators and scientific advisors have rights to publish data and information in which we have rights. If we cannot maintain the confidentiality of our technology and other confidential information in connection with our collaborations, then our ability to receive patent protection or protect our proprietary information will be impaired.

FAILURE TO ATTRACT, RETAIN AND MOTIVATE SKILLED PERSONNEL AND CULTIVATE KEY ACADEMIC COLLABORATIONS WILL DELAY OUR PRODUCT DEVELOPMENT PROGRAMS AND OUR BUSINESS DEVELOPMENT EFFORTS.

    We have 91 employees as of March 15, 2001, and our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and on our ability to develop relationships with leading academic scientists. Competition for personnel and academic collaborations is intense. We are highly dependent on our current management and key scientific and technical personnel, including W. Scott Harkonen, Chief Executive Officer, President and Chairman of our board of directors, as well as the other principal members of our management. Our success will depend in part on retaining the services of our existing management and key personnel and attracting and retaining new highly qualified personnel. In addition, we may need to hire additional personnel and develop additional collaborations as we continue to expand our research and development activities. We do not know if we will be able to attract, retain or motivate personnel or cultivate academic collaborations. Our inability to hire, retain or motivate qualified personnel or cultivate academic collaborations would harm our business and hinder the planned expansion of our business.

WE RELY ON THIRD PARTIES TO CONDUCT CLINICAL TRIALS FOR ACTIMMUNE, AND THOSE THIRD PARTIES MAY NOT PERFORM SATISFACTORILY.

    If third parties do not successfully carry out their contractual duties or meet expected deadlines, we will not be able to obtain regulatory approvals for ACTIMMUNE and will not be able to successfully commercialize ACTIMMUNE for new diseases. We do not have the ability to independently conduct clinical studies for ACTIMMUNE, and we rely on third parties to perform this function. If these third parties do not perform satisfactorily, we may not be able to locate acceptable replacements or enter into favorable agreements with them, if at all.

OTHER RISKS

IF OUR OFFICERS, DIRECTORS AND LARGEST STOCKHOLDERS CHOOSE TO ACT TOGETHER, THEY MAY BE ABLE TO CONTROL OUR MANAGEMENT AND OPERATIONS, ACTING IN THEIR BEST INTERESTS AND NOT NECESSARILY THOSE OF OTHER STOCKHOLDERS.

    As of March 1, 2001, our directors, executive officers and principal stockholders and their affiliates beneficially owned approximately 26.7% of our issued and outstanding common stock. Accordingly, they collectively may have the ability to determine the election of all of our directors and to determine the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

    Provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:

    - establish a classified board of directors so that not all members of our board may be elected at one time;

    - authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and hinder a takeover attempt;

    - limit who may call a special meeting of stockholders;

    - prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

    - establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings.

    In addition, Section 203 of the Delaware General Corporation Law, which prohibits business combinations between us and one or more significant stockholders unless specified conditions are met, may discourage, delay or prevent a third party from acquiring us.

OUR STOCK PRICE MAY BE VOLATILE, AND YOUR INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.

    The trading price of our common stock has been and is likely to continue to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

    - actual or anticipated variations in quarterly operating results;

    - adverse results or delays in clinical trials;

    - announcements of technological innovations by us or our competitors;

    - new products or services offered by us or our competitors;

    - changes in financial estimates by securities analysts;

    - announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

    - significant sales of our common stock; and

    - other events or factors, many of which are beyond our control.

    In addition, the stock market in general, and the Nasdaq National Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business.

SUBSTANTIAL SALES OF SHARES MAY IMPACT THE MARKET PRICE OF OUR COMMON STOCK.

    If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, the market price of our common stock may decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We are unable to predict the effect that sales may have on the then prevailing market price of our common stock. As of March 1, 2001, we had outstanding 23,909,654 shares of common stock. Of these shares, 9,305,208 shares are freely tradable without restriction or further regulation.

    The remaining 14,604,446 shares of common stock held by existing stockholders may not be sold publicly unless they are registered under the Securities Act or have been or are sold pursuant to Rule 144 or another exemption from registration. These shares will become eligible for public resale at various times subject to volume limitations.

    We have filed a registration statement covering shares of common stock issuable upon exercise of options and other grants pursuant to our stock plans. In addition, the holders of common stock that are parties to our amended and restated investor rights agreements are entitled to registration rights.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing such forward-looking statements are found in the material set forth under "Prospectus Summary," "Risk Factors" and elsewhere in this prospectus.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described in "Risk Factors" and elsewhere in the prospectus.

                                USE OF PROCEEDS

    We will not receive any proceeds from sales, if any, of common stock by the selling stockholders. The purpose of this offering is to register our common stock for resale by the selling stockholders.

                              SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of March 1, 2001, and as adjusted to reflect the sale of our common stock by each selling stockholder under this prospectus.

    The information provided in the table below with respect to each selling stockholder has been obtained solely from such selling stockholder. As of March 1, 2001, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with InterMune or its affiliates.

                 AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED
                BY SELLING STOCKHOLDERS AS OF MARCH 1, 2001 (1)

                                                                                    SHARES BENEFICIALLY
                                       NUMBER OF                      NUMBER OF       OWNED AFTER THIS
                                         SHARES                        SHARES             OFFERING
                                      BENEFICIALLY                      BEING     ------------------------
                                       OWNED (2)     PERCENTAGE (3)    OFFERED    NUMBER (4)   PERCENTAGE
                                      ------------   --------------   ---------   ----------   -----------
BlackRock Funds, Small Cap Growth
  Fund..............................    338,400           1.42         225,000          --         --
Brookside Capital Partners Fund,
  L.P...............................    271,900           1.13          75,000          --         --
IDS Life Series Fund, Inc--Equity
Portfolio...........................    421,000           1.76         421,000          --         --
The Kaufman Fund, Inc...............    170,000              *         170,000          --         --
Moore Global Investments, Ltd.......     20,000              *               0          --         --
Morgan Stanley Dean Witter Health
  Sciences
Trust...............................     60,000              *          60,000          --         --
Putnam Health Sciences Trust........    568,200           2.38         374,800          --         --
Putnam Variable Trust--Putnam VT
  Health
Sciences Fund.......................     42,400              *          25,200          --         --
Remington Investment Strategies,
  L.P...............................      5,000              *               0          --         --
Seligman Frontier Fund, Inc.........     73,600              *          73,600          --         --
Seligman Global Fund Series,
Inc.--Seligman Global Smaller
  Companies
Portfolio...........................     55,600              *          55,600          --         --
Seligman Global Horizon Funds--
  Seligman
Horizon Global Smaller Companies
  Fund..............................      1,360              *           1,360          --         --
Seligman Portfolios, Inc.--Global
  Smaller
Companies Portfolio.................      1,900              *           1,900          --         --
Seligman Portfolios, Inc.--Seligman
Frontier Portfolio..................      4,400              *           4,400          --         --
Vector Later-Stage Equity Fund II,
  L.P.(5)...........................     17,500              *          17,500          --         --
Vector Later-Stage Equity Fund II
  (Q.P.),
L.P. (5)............................     52,500              *          52,500          --         --

------------------------

*   Less than 1% of the outstanding shares of common stock.

(1) As of March 1, 2001, each of the following selling stockholders has sold all its shares under the prospectuses, dated September 21, 2000, and October 30, 2000, and no longer holds shares in InterMune Pharmaceuticals, Inc.: Ashton Partners, Baystar Capital, L.P. and United Capital Management, Inc.

(2) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Shares of common stock issuable pursuant to options, warrants and convertible securities, to the extent such securities are currently exercisable or convertible within 60 days of March 1, 2001, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable.

(3) Applicable percentages are based on 23,909,654 shares outstanding as of March 1, 2001.

(4) Because a selling stockholder may sell all or some portion of its shares of common stock we cannot estimate the amount of shares of common stock that will be beneficially owned by a selling stockholder after this offering.

(5) Vector Later-Stage Equity Fund II, L.P. and Vector Later-Stage Equity Fund II (Q.P.), L.P. (the "Vector Funds") are private limited partnerships which specialize in investments in healthcare and life sciences equity and equity-related securities. The general partner of the Vector Funds is Vector Fund Management II, L.L.C., which is not owned by Prudential Vector Healthcare Group. The Vector Funds are not broker-dealers and invest in securities for their limited partners for long-term investment. Prudential Vector Healthcare Group acted as placement agent for the shares we issued in connection with the private placement transaction. Prudential Vector Healthcare Group also acted as an underwriter in connection with our initial public offering of shares of common stock in March 2000.

                              PLAN OF DISTRIBUTION

    The selling stockholders may sell the shares from time to time. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in privately negotiated transactions. The selling stockholders may effect these transactions by selling the shares to or through broker-dealers. The selling stockholders may sell their shares in one or more of, or a combination of:

    - a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

    - purchases by a broker-dealer as principal and resale by a broker-dealer for its account under this prospectus,

    - an exchange distribution in accordance with the rules of an exchange,

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

    - privately negotiated transactions.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. If the plan of distribution involves an arrangement with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, the amendment or supplement will disclose:

    - the name of each selling stockholder and of the participating broker-dealer(s),

    - the number of shares involved,

    - the price at which the shares were sold,

    - the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable,

    - that a broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

    - other facts material to the transaction.

    From time to time, a selling stockholder may transfer, pledge, donate or assign its shares of common stock to lenders or others and each of such persons will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of shares of common stock beneficially owned by the selling stockholder will decrease as and when it takes such actions. The plan of distribution for the selling stockholders' shares of common stock sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out short positions.

    The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

    In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

    The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

    We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act. The selling stockholders have agreed to indemnify specific persons, including broker-dealers and agents, against specific liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

    We have agreed to maintain the effectiveness of this registration statement until each selling stockholder can sell all of the shares it holds under Rule 144(k) promulgated under the Securities Act. The selling stockholders may sell all, some or none of the shares offered by this prospectus.

                                 LEGAL MATTERS

    The validity of the shares of our common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, certain partners and associates of Cooley Godward LLP own an aggregate of 17,889 shares of common stock through an investment partnership.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in this Amendment to the Registration Statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 and Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 and the exhibits and schedule thereto. For further information with respect to us and the shares of common stock offered hereby, reference is made to the Registration Statement and the Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where any contract is an exhibit to the registration statement, each statement with respect to the contract is qualified in all respects by the provisions of the relevant exhibit, to which reference is hereby made. You may read and copy any document we file at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W.,
Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the operation of the public reference rooms.

    We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information may also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, NW, Washington, D.C. 20006.

    The Securities and Exchange Commission maintains a World Wide Website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission's website is HTTP://WWW.SEC.GOV.

                           INCORPORATION BY REFERENCE

    The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 or until we terminate effectiveness of this registration statement:

    - Annual Report on Form 10-K for the year ended December 31, 2000, filed on March 29, 2001;

    - Our Notice of Annual Meeting and Definitive Proxy Statement for the 2001 Annual Meeting of stockholders to be held on May 8, 2001, filed on March 29, 2001;

    - Current Report on Form 8-K filed on January 19, 2001;

    - Current Report on Form 8-K filed on March 29, 2001; and

    - The description of the common stock contained in our Registration Statement on Form 8-A filed with the SEC on March 6, 2000.

    We will furnish without charge to you, on written or verbal request, a copy of any of these filings. You should direct any requests for documents to:

                        INTERMUNE PHARMACEUTICALS, INC.
                         1710 GILBRETH ROAD, SUITE 301
                              BURLINGAME, CA 94010
                                 (650) 409-2020

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY SHARES OF INTERMUNE PHARMACEUTICALS, INC. COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE INTERMUNE COMMON STOCK.

                                   PROSPECTUS

                                2,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates.

Registration fee............................................  $ 20,693
Blue sky qualification fees and expenses....................  $  5,000
Printing and engraving expenses.............................  $ 85,000
Legal fees and expenses.....................................  $190,000
Accounting fees and expenses................................  $ 90,000
Miscellaneous...............................................  $  9,307
Total.......................................................  $400,000

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: for any breach of duty of loyalty to us or to our stockholders; for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; under Section 174 of the Delaware General Corporation Law; or for any transaction from which the director derived an improper personal benefit.

    Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify its other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

    We have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and officer for some expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding, including any action by or in the right of InterMune, arising out of person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

ITEM 16. EXHIBITS.

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
         4.2            Amended and Restated Investor Rights Agreement, dated
                          January 7, 2000, between Registrant and certain holders of the common stock. (1)

         5.1            Opinion of Cooley Godward LLP. (2)

        23.1            Consent of Ernst & Young LLP, Independent Auditors.

        23.2            Consent of Cooley Godward LLP. Reference is made to Exhibit
                          5.1.

        24.1            Power of Attorney. (2)

------------------------

(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 filed with the SEC on February 2, 2000 (No. 333-96029), as amended by

    Amendment No. 1 filed with the SEC on February 18, 2000, as amended by Amendment No. 2 filed with the Commission on March 6, 2000, as amended by Amendment No. 3 filed with the SEC on March 22, 2000, as amended by Amendment No. 4 filed with the SEC on March 23, 2000 and as amended by Amendment No. 5 filed with the SEC on March 23, 2000.

(2) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 filed with the SEC on September 8, 2000 (No. 333-45460) as amended by Post-Effective Amendment No. 1 filed with the SEC on October 30, 2001.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings incorporating subsequent Exchange Act documents by reference.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Incorporated annual and quarterly reports.

    The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 or Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of San Mateo, State of California, on the 29th day of March, 2001.

                        INTERMUNE PHARMACEUTICALS, INC.

                                                       INTERMUNE PHARMACEUTICALS, INC.

                                                       By:             /s/ TIMOTHY P. LYNCH
                                                            -----------------------------------------
                                                                         Timothy P. Lynch
                                                            CHIEF FINANCIAL OFFICER AND VICE PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURES                                    TITLE                       DATE
                 ----------                                    -----                       ----
                      *                        President and Chief Executive Officer
    ------------------------------------         and Director (principal executive    March 29, 2001
              W. Scott Harkonen                  officer)

                      *                        Chief Financial Officer and Vice
    ------------------------------------         President (principal financial and   March 29, 2001
              Timothy P. Lynch                   accounting officer)

                      *
    ------------------------------------       Director                               March 29, 2001
               Edgar Engleman

                      *
    ------------------------------------       Director                               March 29, 2001
               James I. Healy

                      *
    ------------------------------------       Director                               March 29, 2001
               John L. Higgins

                      *
    ------------------------------------       Director                               March 29, 2001
             Wayne T. Hockmeyer

                      *
    ------------------------------------       Director                               March 29, 2001
              Jonathan S. Leff

                      *
    ------------------------------------       Director                               March 29, 2001
              Nicholas J. Simon

*By:                  /s/ TIMOTHY P. LYNCH
             --------------------------------------                                          March 29, 2001
                        Timothy P. Lynch

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                             DESCRIPTION OF DOCUMENT
---------------------   ------------------------------------------------------------
         4.2.........   Amended and Restated Investor Rights Agreement, dated
                        January 7, 2000, between Registrant and certain holders of the common stock. (1)
         5.1.........   Opinion of Cooley Godward LLP. (2)
        23.1.........   Consent of Ernst & Young LLP, Independent Auditors.
        23.2.........   Consent of Cooley Godward LLP. Reference is made to Exhibit
                        5.1.
        24.2.........   Power of Attorney. (2)

------------------------

(1) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 filed with the SEC on February 2, 2000 (No. 333-96029), as amended by Amendment No. 1 filed with the SEC on February 18, 2000, as amended by Amendment No. 2 filed with the Commission on March 6, 2000, as amended by Amendment No. 3 filed with the SEC on March 22, 2000, as amended by Amendment No. 4 filed with the SEC on March 23, 2000 and as amended by Amendment No. 5 filed with the SEC on March 23, 2000.

(2) Filed as an exhibit to the Registrant's Registration Statement on Form S-1 filed with the SEC on September 8, 2000 (No. 333-45460) as amended by Post-Effective Amendment No. 1 filed with the SEC on October 30, 2001.